Exhibit 99.1

FORD CREDIT EARNS $296 MILLION NET INCOME IN THE SECOND QUARTER OF 2012*

DEARBORN, Mich., July 25, 2012 – Ford Motor Credit Company reported net income of $296 million in the second quarter of 2012, compared with $383 million a year earlier.  On a pre-tax basis, Ford Credit earned $438 million in the second quarter, compared with $604 million in the previous year.

The decrease in pre-tax earnings is more than explained by fewer lease terminations, which resulted in fewer vehicles sold at a gain, and lower financing margin.

“We had another solid quarter, led by our ongoing strong credit-loss performance,” Chairman and CEO Mike Bannister said. “We are on track to achieve our projected full year pre-tax profit. Our business plan is working, delivering profits and distributions for Ford, and support of Ford vehicle sales around the world.”

On June 30, 2012, Ford Credit’s net receivables totaled $84 billion, compared with $83 billion at year-end 2011.  Managed receivables were $86 billion on June 30, 2012, up from $85 billion on December 31, 2011.

On June 30, 2012, managed leverage was 8.1 to 1, compared with 8.3 to 1 at December 31, 2011.  Ford Credit distributed $100 million to its parent in the second quarter.

Ford Credit continues to expect full year pre-tax profit of about $1.5 billion, and total distributions to its parent of between $500 million and $1 billion. Ford Credit now projects managed receivables at year end to be in the range of $85 billion to $90 billion, and managed leverage of 8-9:1 for the foreseeable future, which is a decrease from the prior target of 10-11:1 and is consistent with its goal of achieving and maintaining a strong investment grade balance sheet.

# # #

About Ford Motor Credit Company
Ford Motor Credit Company LLC has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959.  Ford Credit is an indirect, wholly owned subsidiary of Ford.  For more information, visit www.fordcredit.com or www.lincolnafs.com.

Contacts:	Margaret Mellott	Molly Tripp
	Ford Credit	Ford Fixed Income
	Communications	Investment Community
	313.322.5393	313.621.0881
	mmellott@ford.com	fixedinc@ford.com

— — — — —
*	The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Cautionary Statement Regarding Forward Looking Statements

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

Automotive Related:
•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events or other factors;
•	Decline in Ford’s market share or failure to achieve growth;
•	Lower-than-anticipated market acceptance of new or existing Ford products;
•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;
•	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations or other factors;
•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase Ford’s costs, affect Ford’s liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, information technology issues, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;
•	Restriction on use of tax attributes from tax law “ownership change”;
•	The discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns, reputational damage or increased warranty costs;
•	Increased safety, emissions, fuel economy or other regulation resulting in higher costs, cash expenditures and/or sales restrictions;
•	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in Ford products, perceived environmental impacts, or otherwise;
•
A change in Ford’s requirements for parts where it has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay contracts”);

•	Adverse effects on Ford’s results from a decrease in or cessation or clawback of government incentives related to capital investments;

Ford Credit Related:
•
Inability to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements or other factors;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Higher-than-expected credit losses, lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by us or a third-party vendor, or at a supplier facility;
•	New or increased credit, consumer or data protection or other laws and regulations resulting in higher costs and/or additional financing restrictions;
•	Changes in Ford’s operations or changes in Ford’s marketing programs could result in a decline in our financing volumes;

General:
•	Fluctuations in foreign currency exchange rates and interest rates;
•	Adverse effects on Ford’s or our operations resulting from economic, geopolitical, or other events;
•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;
•	Labor or other constraints on Ford’s or our ability to maintain competitive cost structure;
•	Substantial pension and postretirement healthcare and life insurance liabilities impairing Ford’s or our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); and
•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets.

We cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  For additional discussion of these risk factors, see Item 1A of Part I of our 2011 10-K Report and Item 1A of Part I of Ford’s 2011 10-K Report.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended June 30, 2012 and 2011
(in millions)

	Second Quarter		First Half
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Financing revenue
Operating leases	$636	$623	$1,237	$1,270
Retail	471	521	958	1,050
Interest supplements and other support costs earned from affiliated companies	583	725	1,211	1,437
Wholesale	235	240	482	465
Other	13	14	26	28
Total financing revenue	1,938	2,123	3,914	4,250
Depreciation on vehicles subject to operating leases	(583)	(361)	(1,168)	(772)
Interest expense	(774)	(895)	(1,577)	(1,788)
Net financing margin	581	867	1,169	1,690
Other revenue
Insurance premiums earned	25	23	51	46
Other income, net	57	7	122	84
Total financing margin and other revenue	663	897	1,342	1,820
Expenses
Operating expenses	248	276	491	542
Provision for credit losses	(51)	(25)	(75)	(89)
Insurance expenses	28	42	36	50
Total expenses	225	293	452	503
Income/(Loss) before income taxes	438	604	890	1,317
Provision for income taxes	142	221	299	483
Net income/(loss)	$296	$383	$591	$834

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Periods Ended June 30, 2012 and 2011
(in millions)

	Second Quarter		First Half
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net income/(loss)	$296	$383	$591	$834
Other comprehensive income/(loss), net of tax:
Foreign currency translation	(252)	99	(44)	432
Total other comprehensive income/(loss), net of tax	(252)	99	(44)	432
Comprehensive income/(loss)	$44	$482	$547	$1,266

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED BALANCE SHEET
(in millions)

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Cash and cash equivalents	$7,651	$8,713
Marketable securities	3,886	3,835
Finance receivables, net	71,030	71,907
Net investment in operating leases	12,932	11,098
Notes and accounts receivable from affiliated companies	920	1,152
Derivative financial instruments	1,307	1,365
Other assets	2,175	2,172
Total assets	$99,901	$100,242

LIABILITIES
Accounts payable
Customer deposits, dealer reserves and other	$988	$901
Affiliated companies	675	773
Total accounts payable	1,663	1,674
Debt	83,903	84,659
Deferred income taxes	1,415	1,134
Derivative financial instruments	299	286
Other liabilities and deferred income	3,478	3,593
Total liabilities	90,758	91,346

SHAREHOLDER’S INTEREST
Shareholder's interest	5,274	5,274
Accumulated other comprehensive income	556	600
Retained earnings	3,313	3,022
Total shareholder's interest	9,143	8,896
Total liabilities and shareholder's interest	$99,901	$100,242

The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities (“VIEs”).  These assets and liabilities are included in the consolidated balance sheet above.

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Cash and cash equivalents	$3,199	$3,356
Finance receivables, net	45,513	49,329
Net investment in operating leases	4,245	6,354
Derivative financial instruments	10	157

LIABILITIES
Debt	$36,996	$41,421
Derivative financial instruments	108	97

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Net Finance Receivables and Operating Leases	June 30,	December 31,
	2012	2011
Receivables (a)	(in billions)
Finance Receivables – North America Segment
Consumer
Retail installment and direct financing leases	$38.4	$38.4
Non-Consumer
Wholesale	15.5	15.5
Dealer loan and other	2.3	2.1
Total North America Segment – finance receivables	56.2	56.0
Finance Receivables – International Segment
Consumer
Retail installment and direct financing leases	8.8	9.1
Non-Consumer
Wholesale	7.5	8.5
Dealer loan and other	0.5	0.4
Total International Segment – finance receivables	16.8	18.0
Unearned interest supplements	(1.6)	(1.6)
Allowance for credit losses	(0.4)	(0.5)
Finance receivables, net	71.0	71.9
Net investment in operating leases	12.9	11.1
Total receivables	$83.9	$83.0

Memo: Total managed receivables (b)	$85.5	$84.6

Managed Leverage Calculation	June 30,	December 31,
	2012	2011
	(in billions)
Total debt (c)	$83.9	$84.7
Adjustments for cash, cash equivalents, and marketable securities (d)	(11.2)	(12.1)
Adjustments for derivative accounting (e)	(0.7)	(0.7)
Total adjusted debt	$72.0	$71.9

Equity (f)	$9.1	$8.9
Adjustments for derivative accounting (e)	(0.2)	(0.2)
Total adjusted equity	$8.9	$8.7

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	8.1	8.3
Memo: Financial statement leverage (to 1) = Total debt / Equity	9.2	9.5

— — — — —
(a)
Includes finance receivables (retail and wholesale) and net investment in operating leases reported on Ford Credit’s balance sheet that have been sold for legal purposes in securitization transactions that do not satisfy the requirements for accounting sale treatment.  These receivables are available only for payment of the debt and other obligations issued or arising in the securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.

(b)	Equals total receivables, excluding unearned interest supplements of $(1.6) billion at June 30, 2012 and December 31, 2011.
(c)
Includes debt reported on Ford Credit’s balance sheet including obligations issued or arising in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements.  Ford Credit holds the right to the excess cash flows not needed to pay the debt and other obligations issued or arising in each of these securitization transactions.

(d)	Excludes marketable securities related to insurance activities.
(e)
Primarily related to market valuation adjustments to derivatives due to movements in interest rates.  Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.

(f)	Shareholder’s interest reported on Ford Credit’s balance sheet.